EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”), dated as of February 1, 2005 (the “Effective Date”), by and between VIOQUEST PHARMACEUTICALS, INC., a Minnesota corporation with principal executive offices at Princeton Corporate Plaza, 7 Deer Park Drive, Suite E, Monmouth Junction, New Jersey, 08852 (the “Company”), and DANIEL GREENLEAF, residing at 383 Gristmill Drive, Basking Ridge, NJ 07920 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company, and the Executive desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.  Employment.

(a)  Services. The Executive will be employed by the Company as its President and Chief Executive Officer. The Executive will report to the Board of Directors of the Company (the "Board") and shall perform such duties as are consistent with his position as President and Chief Executive Officer (the “Services”). The Executive agrees to perform such duties faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

(b)  Acceptance. Executive hereby accepts such employment and agrees to render the Services.

2.  Term.

The Executive's employment under this Agreement (the "Term") shall commence as of the Effective Date and shall continue for a term of three (3) years, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 6 hereof and survive the expiration or termination hereof. This Agreement may be renewed for additional successive one year terms on the same terms and conditions as set forth herein if the Company and the Executive agree in writing prior to the expiration or other termination of the Term. In the event the Company does not intend to agree to any such renewal, the Company will indicate to Executive, at least 90 days prior to the expiration of the Term, whether it intends to attempt to negotiate a new employment agreement with Executive for a period to commence following the expiration of the Term. At such time, if the Company informs the Executive that it does not intend to attempt to negotiate a new employment agreement with Executive for a period to commence following the expiration of the Term, this Agreement shall terminate and the Executive shall be entitled to only that compensation described in Section 10(c).

3.  Best Efforts; Place of Performance.

(a)  The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

(b)  The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Monmouth Junction, New Jersey, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. Notwithstanding the foregoing, the Company may be relocated to another city within the United States with consent of the Board.

4.  Directorship. The Company shall use its best efforts to cause the Executive to be elected as a member of its Board of Directors throughout the Term and shall include him in the management slate for election as a director at every annual or other meeting of shareholders during the Term at which the shareholders will consider the election of directors. The Executive agrees to accept election, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

5.  Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)  Base Salary. The Company shall pay Executive a salary (the “Base Salary”) equal to Three Hundred Sixty Thousand Dollars ($360,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices. In addition, the Board of Directors of the Company shall annually review the Base Salary in consultation with the Executive.

(b)  Guaranteed Bonus. The Company shall pay the Executive a bonus (the “Guaranteed Bonus”) of One Hundred Thousand ($100,000) Dollars within thirty (30) days following each anniversary of the Effective Date during the Term, provided that the Executive is employed hereunder on such anniversary date. Additionally, the Company will remit to the Executive the sum of Twenty-Five Thousand Dollars ($25,000) within 3 buiness days of the execution of this Agreement, and an additional Twenty-Five Thousand Dollars ($25,000) upon the six month anniversary of this Agreement, provided the Executive is an employee of the Company on such six month anniversary. In addition, the Board of Directors of the Company shall annually review the Guaranteed Bonus in consultation with Executive.

(c) Discretionary Bonus. At the sole discretion of the Board of Directors of the Company, the Executive shall receive an additional bonus on each anniversary of the Effective Date during the Term (the “Discretionary Bonus”) in an amount up to Two Hundred Fifty Thousand Dollars ($250,000) based on the attainment by the Executive of certain financial, clinical development and business milestones (the “Milestones”) as established annually by the Board of Directors (or a committee thereof), after consultation with the Executive, prior to the start of each anniversary of this Agreement. The Milestones for the first year of this Agreement are set forth in Schedule A attached hereto. The Company agrees that if the Milestones are achieved prior to the first anniversary of the Effective Date, the applicable portion of the Discretionary Bonus shall be paid to the Executive. The Board of Directors, after consultation with the Executive, shall establish the Milestones for each upcoming year at least sixty (60) days prior to each anniversary of this Agreement. The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board of Directors of the Company in its sole discretion, provided, however, if the Board determines to pay the Executive in installments, such installments shall be no less frequently than monthly, and shall be over a time period not to exceed four months, unless otherwise agreed by the Executive in writing.

(d) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 5.

(e) Stock Options. As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company shall grant the Executive stock options (“Stock Options”) to purchase a number of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), equal to five percent (5%) of the total number of shares of Common Stock issued and outstanding as of the Effective Date. The Stock Options shall be governed by the Company’s 2003 Stock Option Plan and shall vest, if at all, in three equal installments on the first, second and third anniversaries of the Effective Date, subject in each case to the provisions of Section 10 below. In connection with such grant, the Executive shall enter into the Company’s standard stock option agreement which will incorporate the foregoing vesting schedule and the Stock Option related provisions contained in Section 10 below. The Board of Directors of the Company shall annually review the number of Stock Options granted to the Executive to determine whether an increase in the number thereof is warranted. Additionally, until such time as the (i) Company has raised gross proceeds equal to $20,000,000 through the sale of its equity securities and (ii) obtained the right to one clinical stage human therapeutic, the Company shall issue to the Executive a number of additional Stock Options (the “Additional Stock Options”) sufficient to maintain Executive’s ownership percentage at 5% (assuming exercise of his Stock Options and Additional Stock Options). Once the Company has (i) raised $20,000,000 through the sale of its equity securities and (ii) obtained the right to one clinical stage human therapeutic, Executive shall be diluted pro rata along with all other holders of securities of the Company. Such Additional Stock Options shall be valued at the then existing fair market value of the Common Stock and shall vest in equal parts over the remaining Term on each anniversary of this Agreement at the same time as the Stock Options (for instance, if Additional Stock Options are granted within 6 months of the date hereof, the first third of the Additional Stock Options shall vest six months later on the anniversary of this Agreement, and the remainder of the Additional Stock Options shall vest in 2 equal parts on each of the next two anniversaries thereof ); provided, however, the Executive remains an employee of the Company on each such applicable vesting date. For purposes hereof, “fair market value” shall mean the average closing sale price of the Common Stock during the preceding five (5) trading days, as reported on the OTC Bulletin Board (or such other market or exchange if the Common Stock is then quoted or listed on a market or exchange other than the OTC Bulletin Board); provided, however, that if the Common Stock is not then listed or quoted on any stock exchange, stock market or other over-the-couter market, then fair market value of the Common Stock shall be established in good faith by the Company’s Board of Directors.

   (f)  Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(g) Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(h)  Vacation. The Executive shall, during the Term, be entitled to a vacation of four (4) weeks per annum (no more than two (2) consecutive weeks) in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

6.  Confidential Information and Inventions.

(a)  The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)  Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)  The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board of Directors of the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 6(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)  to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
(ii)  to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)  The Executive acknowledges that while performing the services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Employment Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)  Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(f)  The provisions of this Section 6 shall survive any termination of this Agreement.

7.  Non-Competition, Non-Solicitation and Non-Disparagement.

(a)  The Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. For purposes of this Agreement, the Company shall be deemed to be actively engaged on the date hereof in the development and commercialization of drugs, including therapeutics and vaccines for the treatment of humans in the medial fields of the Company’s products at the time or such termination or expiration of this Agreement. Accordingly, during the Term and for a period of 12 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)  solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii)  solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or
(iii)  solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its affiliates.

(iv)   Accept employment or an engagement with, as an employee, consultant, agent, partner, joint venturer or otherwise, at any of the companies listed on Schedule 7(a)(iv), such Schedule to be completed in good faith by the Board in consultation with the Executive following the acquisition of a human clinical compound. It is intended that such companies on Schedule 7(a)(iv) will represent direct competitors of the Company. Schedule 7(a)(iv) shall be reviewed from time to time and at least annually in good faith by the Board and Executive, and may be amended by the Board after consultation with the Executive without additional compensation to Executive.

(b)  The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(c) In the event that the Executive breaches any provisions of Section 6 or this Section 7 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to seek to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company. The Executive agrees that in an action pursuant to this Section 7, that if the Company makes a prima facie showing that the Executive has violated or apparently intends to violate any of the provisions of this Section 7, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief. The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the County and State of New York and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(d) Each of the rights and remedies enumerated in Section 7(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 7, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 7 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 7 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(e) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 6 or this Section 7, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. The Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 6 or this Section 7 that the covenants contained in such Sections limit his ability to earn a living.

(f) The provisions of this Section 7 shall survive any termination of this Agreement.

8.  Representations and Warranties by the Executive.

The Executive hereby represents and warrants to the Company as follows:

(i)  Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii)  The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

9.  Termination. The Executive’s employment hereunder shall be terminated upon the Executive’s death and may be terminated as follows:

(a)  The Executive’s employment hereunder may be terminated by the Board of Directors of the Company for Cause. Any of the following actions by the Executive shall constitute “Cause”:

(i)  The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

(ii)  Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)  Willful misconduct or neglect by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to lawful directions received by the Executive from the Board of Directors of the Company;

(iv)  The Executive’s indictment of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)  The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination);

(vi)  Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)  Breach by the Executive of any of the provisions of Sections 6, 7 or 8 of this Agreement; and

(viii)  Breach by the Executive of any provision of this Agreement other than those contained in Sections 6, 7 or 8 which is not cured by the Executive within sixty (60) days after written notice thereof is given to the Executive by the Company.

(b)  The Executive’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability. For purposes of this Agreement, a termination for “Disability” shall occur (i) when the Board of Directors of the Company has provided a written termination notice to the Executive supported by a written statement from a reputable independent physician to the effect that the Executive shall have become so physically or mentally incapacitated as to be unable to resume, within the ensuing six months, his employment hereunder by reason of physical or mental illness or injury, or (ii) upon rendering of a written termination notice by the Board of Directors of the Company after the Executive has been unable to substantially perform his duties hereunder for 60 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c)  The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company). Notwithstanding any provision to the contrary contained herein, a Change of Control shall not be deemed to have occurred in the event the Company sells or otherwise disposes of all or substantially all of the stock or assets of Chiral Quest, Inc., its wholly-owned subsidiary.

(d)  The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean

(i)  any material breach of Section 5 of this Agreement that is not cured by the Company within 60 days after receipt of written notice by Executive to the Company of such material breach.

(ii)  if Executive is assigned duties materially inconsistent with his position as chief executive, or there is a material reduction in the nature of his authority or responsibilities;

(iii)   if Executive is required to relocate his office to a location which requires a commute from his present residence, the address of which is set forth in the preamble of this Agreement, to a new office which (A) is in excess of fifty (50) miles from such residence and (B) is in excess of three miles from the Company’s headquarters as of the date of this Agreement in Monmouth Junction, New Jersey;

(e)  Notwithstanding any provision to the contrary contained herein, the Executive’s employment may be terminated by the Company for any reason or no reason.

10. Compensation upon Termination.

(a) If the Executive’s employment is terminated as a result of his death or Disability, the Company shall pay to the Executive or to the Executive’s estate, as applicable, his (i) Base Salary, the pro-rata portion of the Guaranteed Bonus payable for the year in which the death or Disability occurred (for example, if Executive was employed four months of a year prior to his death or Disability, he would be entitled to receive one-third of the Guaranteed Bonus); (iii) earned Discretionary Bonus (for example, if Executive is terminated under this Section (d), and at that time the Company has acquired a clinical stage compound approved by the Board, Executive shall be entitled to receive $80,000); and (iv) and any expense reimbursement amounts through the date of his Death or Disability. All Stock Options and Additional Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date, and shall remain exercisable for a period of 12 months following such termination. All Stock Options and Additional Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date. The Company shall maintain health benefit coverage of Executive (or his family, if applicable) and other general benefits that are offered to all full time employees of the Company at the time of termination (life insurance, disability, 401K, if applicable etc) for a period of 12 months following any termination pursuant to this Section 10(a).

(b) If the Executive’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to the Executive his Base Salary through the date of his termination and the Executive shall have no further entitlement to any other compensation or benefits from the Company. All Stock Options and Additional Stock Options that have not vested as of the date of termination shall be deemed to have expired as of such date. Any Stock Options and Additional Stock Options that have vested as of the date of the Executive’s termination for Cause shall remain exercisable for a period of 90 days following the date of such termination.

(c)  If the Executive’s employment is terminated by the Company (or its successor) (1) upon the occurrence of a Change of Control and on the date of termination pursuant to this Section 10(c) the fair market value of the Company’s Common Stock, in the aggregate, as determined in good faith by the Board on the date of such Change of Control, is less than $38,000,000 or (2) pursuant to the terms of Section 2, then the Company (or its successor, as applicable) shall continue to pay to the Executive his Base Salary for a period of six months following such termination as well as any expense reimbursement amounts owed through the date of termination. All Stock Options and Additional Stock Options that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date. Any Stock Options and Additional Stock Options that have vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of the Executive’s termination and shall remain exercisable for 12 months following such termination. The Company shall maintain health benefit coverage of Executive and other general benefits that are offered to all full time employees of the Company at the time of termination (life insurance, disability, 401K, if applicable etc) for a period of 12 months following any termination pursuant to this Section 10(c).

(d) If the Executive’s employment is terminated by the Company other than as a result of the Executive’s death or Disability and other than for reasons specified in Sections 9(a), 9(b), 9(c), 10(b) or 10(c), then the Company shall (i) continue to pay to the Executive his Base Salary for a period of twelve months following such termination; (ii) pay the Executive the Guaranteed Bonus payable for the year in which such termination occurs; (iii) pay to Executive any earned Discretionary Bonus (for example, if Executive’s employment is terminated under this Section (d), and at that time the Company has acquired a clinical stage compound approved by the Board, Executive shall be entitled to receive $80,000 in accordance with the Milestones described on Schedule A hereto); and (iv) pay the Executive any expense reimbursement amounts owed through the date of termination. All Stock Options and Additional Stock Options that are scheduled to vest shall be accelerated and deemed to have vested as of the termination date and shall remain exercisable for 12 months following such termination. The Company shall maintain health benefit coverage of Executive and other general benefits that are offered to all full time employees of the Company at the time of termination (life insurance, disability, 401K, if applicable etc) for a period of 12 months following any termination pursuant to this Section 10(d).

(e) This Section 10 sets forth the only obligations of the Company with respect to the termination of the Executive’s employment with the Company, and the Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 10.

(f) Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned as director of the Company, effective as of the date of such termination.

(g) The obligations of the Company that arise under this Section 10 shall survive the expiration or earlier termination of the Term.

11. Miscellaneous.

(f)  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

(g)  Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 6 or 7 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Newark, New Jersey in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 6 and 7 hereof, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of Jersey, Newark, or the appropriate federal court in the State of New Jersey, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in paragraph (g) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(h)  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(i)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(j)  This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(k)  The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(l)  All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(m)  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(n)  As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(o)  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(p)  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VIOQUEST PHARMACEUTICALS, INC.

By:	/s/ Stephen C. Rocamboli
Name: Stephen C. Rocamboli
Title: Chairman of the Board

EXECUTIVE

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf

SCHEDULE A

Milestones for 2005 for Daniel Greenleaf

The Milestones and Milestone Payments described below are to be approved by the compensation committee and ultimately subject to approval by the Board of Directors and are intended to provide cash incentives pursuant to the terms of this Agreement.

Milestone	Milestone Payments

The acquisition of a clinical stage compound as approved by the Board of Directors.	Eighty-Five Thousand Dollars ($85,000).
The acquisition of a second clinical stage compound as approved by the Board of Directors.	Thirty Thousand Dollars ($30,000).
Successful completion of a financing in excess of Five Million Dollars ($5,000,000).	Forty Thousand Dollars ($40,000).
Successful Completion of a second financing in excess of Five Million Dollars ($5,000,000).	Forty Thousand Dollars ($40,000).
List of the Company’s Common Stock on the American Stock Exchange, NASDAQ Smallcap or NASDAQ National Market	Twenty-Five Thousand Dollars ($25,000).
The initiation of a human clinical trial with a compound acquired by the Company in the United States under a Company sponsored IND	Thirty Thousand Dollars ($30,000).